Exhibit 99.1

Dyadic Affirms Ownership of All Intellectual Property Underlying its Technologies and Provides Other Updates

JUPITER, Fla – January 18, 2008 – Dyadic International, Inc. (the “Company”) announced today that as previously disclosed in the Company's Current Reports on Form 8-K (filed on December 3, 2007 and December 28, 2007), in December 2007, the Company commenced implementing a process (the "Strategic Process") designed to maximize the realizable value of the Company's business and assets for all the Company's stockholders, by soliciting indications of interest from identified third parties concerning the possible sale of the Company or the Company's outstanding stock or assets (including the intellectual property supporting its valuable technology).  In furtherance of the Strategic Process, the Company is currently in the market soliciting proposals from interested third parties.

The Company’s intellectual property includes a current patent portfolio of four issued U.S. patents, nine pending U.S. applications, and numerous foreign patents and patent applications.  In addition, the Company has developed an extensive body of technical knowledge and expertise that it treats as trade secrets, and which it protects through numerous confidentiality and restrictive covenant agreements. The Company has invested millions of dollars in developing and protecting its technology, and believes it has strong and supportable ownership claims with respect to its intellectual property.

Based on the opinion of the Company's outside intellectual property counsel, the Company believes it has freedom to practice its technology and is unencumbered by any third party patents.  In particular, and again based on the opinion of the Company's outside intellectual property counsel, pursuant to an enforceable Assignment Agreement (as that term is defined below), Mark A. Emalfarb, the Company’s former President and CEO, previously granted ownership of all of his global intellectual property rights to Dyadic Florida (as defined below), and assigned to Dyadic Florida all of his right, title and interest in the “Subject Ideas or Inventions” (as broadly defined in the Assignment Agreement), which includes all ideas, inventions, technologies, discoveries, patents and improvements (and claims related to the foregoing) which, whether or not patentable, are conceived, developed or created and which relate to the Company's business or business activities (including its actual or anticipated research or development activities).  To the extent Mr. Emalfarb has not previously assigned any such intellectual property rights to the Company, the Assignment Agreement expressly obligates him to do so.  The "Assignment Agreement" means and refers to the Confidential Information, Inventors Assignment and Non-Compete Agreement (attached as Exhibit 10.7.1 to the Company's Current Report on Form 8-K filed with the SEC on November 12, 2004) between Dyadic International (USA), Inc., a wholly-owned subsidiary of the Company ("Dyadic Florida"), and Mark A. Emalfarb (the "Assignment Agreement").

As previously disclosed, the Company's Strategic Process is being administered by its investment banker and financial adviser, Gordian Group, LLC ("Gordian Group"), under the direction of the Executive Committee of the Board of Directors.  No person is authorized to speak for the Company in connection with the Strategic Process other than Gordian Group and other specific persons authorized by the Executive Committee. Although implementation of the Strategic Process has commenced and is underway, no conclusion as to any specific option, agreement or transaction has been reached, nor has any specific timetable been fixed for accomplishing this effort, and there can be no assurance that any strategic, financial or other option, agreement or transaction will be presented, implemented or consummated.

On January 14, 2008, Dyadic International, Inc., received notice from the American Stock Exchange ("AMEX") that a Listing Qualifications Panel of the AMEX Committee on Securities (the "Panel") had affirmed the AMEX Listing Qualifications Department staff's determination to delist the Company's common stock from AMEX.  AMEX will file a delisting application with the Securities and Exchange Commission ("SEC") to strike the Company's common stock from listing and registration on AMEX, when and if authorized by the SEC.  The delisting of Company’s common stock will be effective 10 days after Amex files a Form 25 with the SEC. The Company does not intend to appeal, or request a review of, the Panel's decision, and thus its common stock is expected to be delisted from AMEX.  By way of background, as previously reported in the Company's Current Reports on Form 8-K (filed on July 9, 2007, August 28, 2007, November 19, 2007, December 3, 2007 and December 28, 2007), the Company has previously received notices from AMEX regarding the delisting of its common stock because of the Company's non-compliance with certain of AMEX's continued listing standards due to (i) failure to timely file its Quarterly Reports on Form 10-QSB for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007, and (ii) failure to hold an annual meeting of its stockholders in 2007 to elect directors and to take other appropriate corporate action.

Following the AMEX Panel's decision, the Company understands that its common stock became eligible for quotation on the "Pink Sheets," an electronic quotation and trading system for securities traded over-the-counter.  The Company has no influence or control over quotations or trading on the Pink Sheets, or with respect to any activities of market makers, and there can be no assurance that any purchases or sales of common stock on the Pink Sheets will reflect true value.  There also can be no assurance that a market in the Company's shares (whether on the Pink Sheets or any other trading or quotation system) will develop or, if such a market develops, whether it will continue.  The Company does not expect the delisting of its common stock from AMEX to have any material impact on the Company's day-to-day operations or on the Strategic Process.

On January 18, 2008, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K, which includes discussion of the above-mentioned items.

About Dyadic

Dyadic International, Inc. is a biotechnology company that uses its patented and proprietary technologies to conduct research and development activities for the discovery, development, and manufacture of products and enabling solutions to the bioenergy, industrial enzyme and pharmaceutical industries.

Cautionary Statement for Forward-Looking Statements

Certain statements made in this press release may be considered "forward-looking statements." These forward-looking statements are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause our actual results, performance or achievements to be materially different from such forward-looking statements. In view of such risks and uncertainties, investors and stockholders should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to update any forward looking statements made herein. For a discussion of assumptions, risks and uncertainties identified by the Company, please see our filings from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC's web site at http://www.sec.gov, including our Annual Report on Form 10-KSB for the year ended December 31, 2006, and our subsequent filings with the SEC.

Contact:

Berkman Associates
Investor Relations Counsel to Dyadic International, Inc.
Neil Berkman, 310-826-5051
info@berkmanassociates.com